United States securities and exchange commission logo





                     February 20, 2024

       Jason Combs
       Chief Financial Officer
       The E.W. Scripps Company
       312 Walnut Street
       Cincinnati, OH 45202

                                                        Re: The E.W. Scripps
Company
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-10701

       Dear Jason Combs:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Dan Perschke,
Controller